EXHIBIT 5.1
Reinhart Boerner Van Deuren, s.c.
1000 North Water Street, Suite 2100
Milwaukee, WI 53202
June 15, 2007
Associated Banc-Corp
1200 Hansen Road
Green Bay, WI 54304

Gentlemen:	Re: Registration Statement on Form S-3
     We have acted as counsel for Associated Banc-Corp, a Wisconsin corporation (the “Company”), in connection with the Company’s registration of the resale of 1,337,745 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) by three selling stockholders.
     In such capacity we have examined, among other documents, the Amended and Restated Articles of Incorporation of the Company and the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or shortly after the date of this letter covering the resale by the selling stockholders of the Shares. Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that the Shares have been legally and validly authorized under the Amended and Restated Articles of Incorporation of the Company and the laws of the State of Wisconsin and are validly issued and outstanding and fully paid and nonassessable, except as set forth in section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as interpreted, which provides that shareholders of the Company may be personally liable in an amount equal to the par value of their shares for all debts owing to employees of the Company for services performed for the Company, but not to exceed six months’ service in any one case.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Associated Banc-Corp
June 15, 2007

     We hereby consent to the use of our name beneath the caption “Legal Matters” in the Prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto. In giving our consent, we do not admit that we are “experts” within the meaning of section 11 of the Act or within the category of persons whose consent is required by section 7 of the Act.

Yours very truly, REINHART BOERNER VAN DEUREN s.c.
BY	/s/ Benjamin G. Lombard

Benjamin G. Lombard

MW   1431353